Exhibit 99

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

APPLICATION OF )

)

VIRGINIA ELECTRIC AND POWER COMPANY ) CASE NO. PUE000____

)

For approval of a functional separation plan )

_________________________________

APPLICATION FOR APPROVAL

OF

FUNCTIONAL SEPARATION PLAN

_________________________________

November 1, 2000

APPLICATION OF

VIRGINIA ELECTRIC AND POWER COMPANY

FOR APPROVAL OF A FUNCTIONAL SEPARATION PLAN

CASE NO. PUE000______

TABLE OF CONTENTS
EXECUTIVE SUMMARY	ii
The Applicant	2

The Applicable Law	3
The Functional SeparationPlan	6
Financings	11
Accounting	15
Nuclear Decommissioning Funding Plan	20
Wires Charges	22
Fuel Costs Recovery	23
Current Fuel Factor Methodology	24
Proposed Fuel Factor Methodology	26
Summary of Proposed Fuel Factor Methodology	28
Power Purchase Agreement	28
Cost of Service Studies and Unbundled Tarriffs (Phase II)	36
Relations Between Affiliated Functionally Separated Entities	38
Approval of the Plan is in the Public Interest	39
Waivers	41
Requested Approvals	41

APPENDICES

Appendix A Current and Post-Restructuring Charts, Officers, Directors, and Mailing Addresses

Appendix B Internal Controls

Appendix C Accounting

Appendix D Decommissioning Funds Collection Agent Agreement

Appendix E Power Purchase Agreement

Appendix F Chapter 5 Transaction Summary

Filing Requirements Chart

EXECUTIVE SUMMARY

Virginia Electric and Power Company (Virginia Power or the Company) is a vertically integrated electric generation, transmission, and distribution company. It supplies electricity at retail to approximately two million customers in Virginia and northeastern North Carolina. It also sells electricity at wholesale to rural electric cooperatives, power marketers, and certain municipalities.

Virginia Power proposes to separate its generation assets and operations from its transmission and distribution assets and operations into a separate legal entity. Specifically, the Company will create a new company, Dominion Generation, to which it would transfer its $6.7 billion in generation assets. The Company also would transfer its rights and obligations under its non-utility generation contracts and other rights and obligations related to its generation operations to Dominion Generation. Virginia Power will retain its transmission and distribution assets and operations and will become known as "Dominion Virginia Power." Dominion Virginia Power will be part of the Dominion Delivery business which includes electric transmission operations, customer service and metering, and gas and electric distribution operations in Virginia, North Carolina, Ohio, Pennsylvania, and West Virginia. Dominion Virginia Power will be the incumbent electric utility under the Virginia Electric Utility Restructuring Act (the Act). The currently outstanding $3.8 billion in debt financings of Virginia Power will be allocated between Dominion Virginia Power and Dominion Generation, and Virginia Power will distribute the stock of Dominion Generation to its parent, Dominion Resources, Inc., in a tax-free spin-off.

After the functional separation, Dominion Virginia Power will collect nuclear decommissioning funding costs (pursuant to the Company's Nuclear Decommissioning Funding Plan) and wires charges from retail customers on behalf of Dominion Generation. Further, Dominion Virginia Power will be responsible for providing retail customers with capped rate service until July 1, 2007 (or the date when capped rates are terminated pursuant to the Act); it also will provide default service under the Act, if it is designated a default service provider. During and after the capped rate period, Dominion Virginia Power's retail rates for electric service will continue to be subject to review by the State Corporation Commission (Commission).

Dominion Generation will supply Dominion Virginia Power with electric power during and after the capped rate period pursuant to a power purchase agreement (PPA) between Dominion Virginia Power and Dominion Generation. Upon expiration of the capped rate period, any power purchases by Dominion Virginia Power from Dominion Generation under the PPA will be at prevailing market prices. In short, the PPA will ensure the availability of generation assets or their equivalent for services to Dominion Virginia Power's retail customers.

For use on and after January 1, 2002, Virginia Power's functional separation plan proposes an index-based fuel cost recovery mechanism based on forecasted generation by fuel types and projected fuel price indices. The new fuel factor proposal provides for a true-up of forecasted fuel prices with historical prices. Any under-recovery or over-recovery balance will be added to or subtracted from the next fuel period until the fuel factor terminates at the end of capped rate service.

To facilitate the implementation of customer choice, the Company will unbundle its rates to reflect the separation and deregulation of its generation business. Customers choosing an alternative generation supplier during the capped rate period will pay a wires charge that will be calculated just prior to January 1, 2002, to reflect changes in the 2002 projected fuel factor, as well as the "shopping credit" or market price for generation. The wires charges may be subject to adjustment thereafter, until July 1, 2007, as provided in the Act.

The proposed legal separation of the generation operations from the transmission and distribution operations complies with the Act, and specifically section 56-590 of the Code of Virginia. The accounts and employees of the two operations will be separated. Further, Virginia Power's plan provides for safeguards against cross-subsidies between regulated and unregulated entities and ensures that its generation assets or their equivalent remain available for electric service during the capped rate period and any period during which Dominion Virginia Power serves as a default supplier. Virginia Power's functional separation of its regulated and unregulated business activities, its proposed internal controls, and the terms and conditions of the PPA will prevent anti-competitive behavior or self-dealing and discriminatory behavior towards non-affiliated units.

If approved by the Commission, Virginia Power's plan will not jeopardize or impair the safety or reliability of the Company's transmission and distribution systems and service. Likewise, the plan will neither jeopardize nor impair the safety or reliability of the generation system and service to customers. The generation, transmission, and distribution assets will continue to be operated by the same personnel and according to the same standards that have, in the past, allowed Virginia Power to achieve high levels of safety and reliability.

In sum, Virginia Power's plan to separate its generation assets and operations from its transmission and distribution assets and operations is consistent with the intent of the Virginia General Assembly as reflected in the Act and ensures that the Company's high standards for reliable electric service will be maintained. The Company, therefore, requests approval of the Plan, including: approval of the transfer of the generation assets and operations; the Nuclear Decommissioning Funding Plan; the fuel costs recovery mechanism; the form of the PPA, including the necessary findings required by the Public Utility Holding Company Act, 15 U.S.C.A. section 79 to 79z-6 (1997); and any other approvals necessary under sections 56-76 to -87, 56-88 to -92, 56-582(E), and 56-590(B) of the Code of Virginia.

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

APPLICATION OF )

)

VIRGINIA ELECTRIC AND POWER COMPANY ) CASE NO. PUE000____

)

For approval of a functional separation plan )

APPLICATION FOR APPROVAL

OF

FUNCTIONAL SEPARATION PLAN

Virginia Electric and Power Company (Virginia Power or the Company) hereby applies, pursuant to sections 56-76 to -87, 56-88 to -92, 56-582(E), and 56-590(B) of the Code of Virginia, and the Regulations Governing the Functional Separation of Incumbent Electric Utilities Under the Virginia Electric Utility Restructuring Act, 20 VAC 5-202-10 to -50, for approval of a plan for the functional separation of its transmission and distribution assets and operations from its generating assets and operations (the Plan), and for the Commission to make certain determinations called for under the Public Utility Holding Company Act of 1935, 15 U.S.C.A. sections 79 to 79z-6 (1997) (PUHCA). This filing, constituting Phase I of Virginia Power's application for approval of the Plan, requests approval of the basic elements of the Plan, including approval of the proposed transfer of the generating assets and operations into a new subsidiary of Dominion Resources, Inc. (DRI) and the distribution of the stock of that subsidiary to DRI. Upon approval of the Plan, the Company will file additional applications under Chapter 3, sections 56-55 to -75, and Chapter 4, sections 56-76 to -87, of Title 56 of the Code of Virginia for approval of various transactions necessary to implement the Plan.

As explained in more detail below, the Plan involves the creation of a new company, Dominion Generation Corporation (Dominion Generation), to which Virginia Power will transfer its generating assets and operations, including rights and obligations under non-utility generation (NUG) contracts. Upon such transfers, Virginia Power will spin off Dominion Generation to DRI and will retain the transmission and distribution assets. Virginia Power will then be known as "Dominion Virginia Power." Upon approval of the Plan, Dominion Generation plans to become an Exempt Wholesale Generator (EWG) under section 32 of PUHCA, 15 U.S.C.A. sections 79z-5a (1997). Dominion Virginia Power, however, will remain the incumbent electric utility, as that term is used in the Virginia Electric Utility Restructuring Act (the Act). Dominion Virginia Power will, for management purposes, be included as part of Dominion's Delivery business, which includes electric transmission operations, customer service and metering; gas distribution operations in West Virginia, Ohio, and Pennsylvania; and electric distribution operations in Virginia and North Carolina (Dominion Delivery).

As Phase II of this application, Virginia Power will file its cost of service studies, unbundled tariffs, rates, and terms and conditions. The unbundled rates will be based on a cost of service study that is consistent with the balance sheet assets as proposed in this case and adjusted for ratemaking purposes. The cost of service will be separated into the different functions for each of the seven customer classes (Residential, GS-1, GS-2, GS-3, GS-4, Churches, and Outdoor Lighting) based on the overall rate of return for each class. Thus, each function for a particular class will be calculated at the overall rate of return for the class.

In support of this application, the Company states as follows:

The Applicant

1. Virginia Power's post office address is P.O. Box 26666, Richmond, Virginia 23261. It is an incumbent electric utility, as that term is defined in section 56-576 of the Act, engaged in the generation, transmission, distribution, and sale of electricity and related services within a 30,000 square mile area in Virginia and northeastern North Carolina. The Company supplies energy at retail to approximately two million customers. In addition, the Company sells electricity at wholesale to rural electric cooperatives, power marketers, and certain municipalities. The Federal Energy Regulatory Commission (FERC), the Virginia State Corporation Commission (the Commission), and the North Carolina Utilities Commission are the principal regulators of the Company's electric utility operations.

The Applicable Law

2. The Act requires each incumbent electric utility to file a plan for the functional separation of its generation, distribution, and transmission activities by January 1, 2001. Va. Code Ann. section 56-590(B)(2) (Michie Supp. 2000). It further requires the Commission to direct such functional separation to be completed on or before January 1, 2002. Va. Code Ann. section 56-590(B)(1) (Michie Supp. 2000).

3. Section 56-582(E) of the Code of Virginia permits an incumbent electric utility to file with the Commission a plan describing the method used by such utility to assure full funding of its nuclear decommissioning obligation and specifying the amount of the revenues collected under either the capped rates, as provided in [section 56-582], or the wires charges, as provided in section 56-583, that are dedicated to funding such nuclear decommissioning obligation under the plan. The Commission shall approve the plan upon a finding that the plan is not contrary to the public interest.

4. Further, section 56-582(B) of the Code of Virginia provides for the Commission to adjust an incumbent electric utility's capped rates in connection with the utility's recovery of fuel costs pursuant to section 56-249.6. It also provides that

[n]otwithstanding the provisions of section 56-249.6, the Commission may authorize tariffs that include incentives designed to encourage an incumbent electric utility to reduce its fuel costs by permitting retention of a portion of cost savings resulting from fuel cost reductions or by other methods determined by the Commission to be fair and reasonable to the utility and its customers.

5. Additionally, sections 56-76 to -87 of the Code of Virginia require Commission approval of contracts or arrangements between a public service company and its affiliated entities. Sections 56-88 to -92 of the Code of Virginia require Commission approval of the disposition of any utility assets situated within the Commonwealth.

6. After Virginia Power's generating assets and operations are transferred to Dominion Generation, Dominion Generation plans to own and operate the generating assets as an EWG. The qualifications for EWG status are set forth in section 32 of PUHCA, 15 U.S.C.A. section 79z-5a(a) to -5a(1) (1997). An EWG must be directly (or indirectly through an affiliate as defined in 15 U.S.C.A. section 79b(a)(11)(B) (1997)) and exclusively engaged in the business of owning and/or operating "eligible facilities" and selling electric energy at wholesale. 15 U.S.C.A. section 79z-5a (a)(1). An "eligible facility" is a facility used exclusively for the generation of electricity for sale at wholesale or used for the generation of electricity and leased to one or more public utility companies. 15 U.S.C.A. section 79z-5a(a)(2) (1997).

7. Because the generating facilities to be transferred to Dominion Generation were in the rate base of Virginia Power on the date that section 32 of PUHCA, 15 U.S.C.A. section 79z-5a (1997) was originally enacted (October 24, 1992), these generating facilities cannot be considered "eligible facilities" for EWG purposes unless each of the Commission and the North Carolina Utilities Commission makes a specific determination that allowing the facilities to be eligible facilities (1) will benefit consumers, (2) is in the public interest, and (3) does not violate State law. 15 U.S.C.A. section 79z-5a(c) (1997).

8. Because Dominion Generation will be an EWG affiliate of Dominion Virginia Power, pursuant to section 32(k) of PUHCA, 15 U.S.C.A. section 79z-5a(k) (1997) Dominion Virginia Power and Dominion Generation cannot enter into a wholesale power purchase agreement unless each of this Commission and the North Carolina Utilities Commission makes (a) a determination that it has sufficient regulatory authority, resources, and access to books and records of Dominion Virginia Power and any relevant associate, affiliate, or subsidiary company to exercise its duties under 15 U.S.C.A. section 79z-5a(k)(2) (1997); and (b) a determination that the transaction (i) will benefit consumers; (ii) does not violate any state law (including where applicable, least cost planning); (iii) would not provide Dominion Generation any unfair competitive advantage by virtue of its affiliation or association with Dominion Virginia Power; and (iv) is in the public interest. 15 U.S.C.A. section 79z-5a(k)(2)(A) (1997).

9. Accordingly, in implementing the Plan, the Company and its affiliates will require approvals from this Commission, the North Carolina Utilities Commission, and the Federal Energy Regulatory Commission. Additionally, Virginia Power must obtain the Nuclear Regulatory Commission's (the NRC) approval to transfer to Dominion Generation licenses for the Surry and North Anna nuclear power stations and for its spent nuclear fuel storage installation. Dominion Resources, Inc. has filed with the Securities and Exchange Commission for adjustment in its authorization to hold investments in EWG facilities including the assets to be transferred to Dominion Generation. The Company also will be seeking private letter rulings from the Internal Revenue Service.

10. The transfer of its generation assets to Dominion Generation also may require the Company to obtain approvals from or provide notices to the Environmental Protection Agency; the Virginia Department of Environmental Quality; the West Virginia Division of Environmental Protection; the North Carolina Department of Environment and Natural Resources; the Maryland Department of the Environment; and the various counties and/or cities in which Virginia Power's generating facilities are located.

The Functional Separation Plan

11. As part of its functional separation plan (the Plan), Virginia Power is forming Dominion Generation as a new Virginia corporation. Virginia Power will transfer to Dominion Generation all generation-related operations and related assets and liabilities owned or held by Virginia Power and its subsidiaries, including all rights and obligations under all non-utility generation contracts, as well as the stock of the Virginia Power subsidiaries which are wholly engaged in generation-related business activities. The electric transmission operations and related assets and liabilities and the regulated electric distribution service operations and related assets and liabilities will be functionally separated but will be retained by Virginia Power, which will be known as Dominion Virginia Power. Currently outstanding financings will be allocated between Dominion Virginia Power and Dominion Generation, as described in the Financings section of this Application. Virginia Power will then distribute the stock of Dominion Generation to DRI in a tax-free spin-off.

12. At the conclusion of the transactions described in paragraph 11 above, Dominion Virginia Power, as part of Dominion Delivery, will own all of the distribution (including metering) and bulk power transmission facilities formerly owned by Virginia Power and will be responsible for the performance of distribution, metering, transmission, billing, and customer service operations either directly or through previously approved affiliates arrangements. Dominion Virginia Power will be an "incumbent electric utility" as that term is defined in the Act. Dominion Virginia Power will operate its transmission and distribution businesses as separate business units. Dominion Generation, which will not be regulated by the Commission, will not be identified as a public service corporation in its articles of incorporation. A chart showing the existing legal status of Virginia Power and the proposed legal separation of Dominion Virginia Power and Dominion Generation is contained in Appendix A. Appendix A also sets forth the location and mailing address of Dominion Virginia Power and Dominion Generation, as well as the names and addresses of the officers and directors of each corporation.

13. The Plan would result in the separation of employees who perform the Company's generation activities from employees performing transmission and distribution functions. Employees who perform the transmission and distribution functions would be employees of Dominion Virginia Power. The Company currently has approximately 8,100 employees. Approximately 3,600 perform generation activities and they would become Dominion Generation employees. The remaining 4,500 employees perform the Company's transmission and distribution activities, and they would remain Dominion Virginia Power employees. There will be no employees who will be jointly employed by Dominion Virginia Power and Dominion Generation. Dominion Virginia Power will purchase administrative and support services from Dominion Resources Services, Inc., a subsidiary of DRI, under arrangements similar to those currently in effect between Dominion Resources Services, Inc. and Virginia Power and other DRI affiliates and approved by the Commission in Case No. PUA990068, In re Virginia Electric and Power Co., For certain exemptions from the requirements of section 56-77A of the Code of Virginia of 1950, as amended, and for approval and termination of agreements under Chapter 4, Title 56, Code of Virginia of 1950, as amended. Dominion Virginia Power will file and seek approval under Chapter 4 of Title 56 of the Code of Virginia (the Affiliates Act), for such an arrangement following approval of the Plan.

14. Under Virginia Power's current organizational structure, the management and evaluation of its businesses are accomplished along functional lines-generation-related operations, transmission service operations, and electric distribution service operations. Accordingly, to implement the Plan, the majority of Virginia Power's revenue, which is provided through bundled rate tariffs, must be allocated between the three functions for internal and external business line reporting purposes.

15. The Plan would allow Virginia Power to align its legal structure with the operational structure currently in place. It would remove accounting complications and resolve current management and financial constraints that result from operating the generation business and the transmission and distribution businesses within the same entity, and will improve the overall efficiency of Virginia Power's operations in a deregulated environment. Such separation of generation into a separate legal entity also meets the letter and spirit of the Act which requires, at a minimum, functional separation. In addition, functional separation of transmission and distribution can be easily achieved using Virginia Power's current organizational design.

16. Virginia Power's generation business is subject to unique risks. Such risks include those related to the Company's ownership of nuclear power plants and significant exposure to various environmental risks, e.g., potential liability under federal superfund laws and other similar statutes. Legal separation of the two functions (i.e., generation versus transmission and distribution) and transfer of ownership of Dominion Generation to DRI will mitigate any potential effect of these risks on the transmission and distribution businesses.

17. A spin-off of Dominion Generation to DRI, after the generation assets and liabilities have been transferred out of Virginia Power, will avoid the anomalous situation of a regulated entity owning and directly controlling a larger non-regulated entity and being subject to all the economic risks and entanglements such ownership and control would entail. Further, spin-off of Dominion Generation stock to DRI is the most efficient means of accomplishing the business purposes outlined in this section and, indeed, there is no alternative nontaxable transaction that could accomplish them.

18. Dominion Virginia Power, as the incumbent electric utility, will, in conjunction with Dominion Generation, fulfill several aspects of the Act. It will collect wires charges and nuclear decommissioning costs during the transition period on behalf of Dominion Generation and will transfer generation-related revenues, including the wires charges and decommissioning funds, to Dominion Generation. Dominion Virginia Power will bear the responsibility of providing customers with capped rate service, and it will be subject to being named a default provider as currently provided in the Act. Further, Dominion Generation will provide services to Dominion Virginia Power during and after the transition period as set forth in the power purchase agreement (PPA) described in detail in paragraphs 59-65 below.

19. To ensure that Dominion Virginia Power and Dominion Generation operate independently, as required by 20 VAC 5-202-30(B)(4), the Company will separate the accounting records for the two companies within the Company's SAP accounting system. (SAP represents the Company's official books of account for internal and external financial reporting purposes.) The separation of accounting records in the SAP system would satisfy the requirement that the local distribution company and the affiliated generation company maintain separate records and accounts. Also, the separation of accounting records will be done in such a manner as to ensure that there is no cost shifting or cross-subsidization between the transmission and distribution functions within Dominion Virginia Power. As previously noted, no employees will be jointly employed by the companies, further ensuring that the companies operate independently and that there are no cross-subsidies.

20. Additionally, the proposed PPA between Dominion Virginia Power and Dominion Generation adequately addresses any concerns of anti-competitive behavior or self-dealing. The PPA, which is subject to the approval of the Commission pursuant to the Affiliates Act, will ensure that Dominion Virginia Power meets its statutory and contractual obligations to provide generation service to retail and wholesale customers in its service territory.

21. The Company also has developed the internal controls required by 20 VAC 5-202-30(B)(4)(b) to preclude the inappropriate sharing of information between Dominion Virginia Power and Dominion Generation as required in 20 VAC 5-202-30(B)(2) and 20 VAC 5-202-30(B)(4). The Company's proposed internal controls are attached as Appendix B.

22. In addition, the Company is currently required by the Affiliates Act to make annual compliance filings. Such filings require the inclusion of the type of information requested in 20 VAC 5-202-30(B)(5) regarding compensation for services between the affiliates and the types of services provided by the affiliates.

23. The Company will incur certain costs in order to functionally unbundle the Company as described in this filing. These costs fall into three principal categories:

    costs incurred to develop the unbundling plan;
    costs incurred for capitalization of the entities; and
    costs incurred to transfer assets and liabilities to Dominion Generation.

24. Such costs may include investment banking fees, legal fees, system conversion costs, accounting fees, securities registration fees, property transfer costs, permit fees, and license fees. The Company is unable to estimate the magnitude of such costs at this time.

25. The costs incurred to develop the unbundling plan will be allocated between Dominion Virginia Power and Dominion Generation and they will be expensed as incurred. The capital stock and debt issuance costs incurred to capitalize the two entities ( e.g., securities registration fees, legal fees, investment banking fees) will be paid by the entity issuing securities and these costs will be capitalized/deferred on the appropriate entity's balance sheets. The debt issuance costs will be amortized to expense over the term of the debt. Costs incurred to transfer assets and liabilities to Dominion Generation will be paid by Dominion Generation and these costs will be expensed as incurred.

Financings

26. Virginia Power currently has approximately $3.8 billion in long-term debt outstanding. In connection with the separation of assets among different legal entities, it also will be necessary to reallocate payment responsibility for the Company's debt. Thus, all currently outstanding debt will be allocated between Dominion Virginia Power and Dominion Generation. The allocation will be performed with the assistance of outside investment bankers and will be designed with the objective that (a) DRI maintains its current credit rating (BBB+/Baa1), (b) Dominion Virginia Power maintains credit ratings as strong or stronger than the current Virginia Power ratings (A-/A3 senior unsecured), and (c) Dominion Generation achieves an investment grade credit rating. The debt reallocation will occur contemporaneously with the transfer of assets from Virginia Power to Dominion Generation. At year-end 2000, Virginia Power's long-term debt is projected to fall into the following categories and amounts (a substantial majority of which may be paid off or called for redemption in accordance with their terms by 2005):

Type	Amount (millions)
First and refunding mortgage bonds	$2,321
Senior unsecured notes	$956
Tax exempt financings	$548

27. Essentially all the assets of Virginia Power are subject to the lien of its mortgage bond indenture, and the Company has covenant obligations in that indenture and other of its financings. In order to reallocate debt and to transfer the generation business out of Virginia Power in compliance with these obligations, the Company will take appropriate debt restructuring actions, which may include, among other things, market-based purchases of debt obligations, defeasance, alternative security, and trustee or bondholder consents. Paragraph 32 below outlines alternatives the Company may pursue, subject to Commission approval, if these restructuring approaches do not succeed.

28. Immediately after the transfer of generation assets, existing Virginia Power debt would be the obligation of Dominion Virginia Power. The Company will employ a combination of debt restructuring initiatives in order to achieve the ratings objectives for each of the entities, including debt exchanges and debt assumption agreements, and shifting obligations between Dominion Generation and Dominion Virginia Power. Debt exchanges would involve certain senior unsecured debt of Virginia Power and, if practicable, some of its mortgage bonds being voluntarily exchanged for debt of Dominion Generation. The terms and conditions of the exchange would be determined by market conditions at the time. Debt assumption agreements could be effected to the extent permitted by applicable financings, and in a manner so as not to create a potential future tax obligation, with Dominion Generation undertaking to assume and discharge certain debt obligations that would nominally remain liabilities of Dominion Virginia Power.

29. Credit ratings will depend not only on the degree of financial leverage of the various entities, but also on measures of cash flow coverage. The extent of the debt realignment will therefore be significantly affected by the level of unbundled rates received by each of the entities, as well as operational expenses of each. For these reasons, it is currently not possible to predict the level of debt at each of the entities, nor the precise form that the debt will take. Until such time as the Commission has approved the Plan, much of the financial restructuring will remain indeterminable, except in broad general terms.

30. After determination of the unbundled rates in this case, and before any restructuring activity, the Company will engage objective outside parties to undertake an analysis of the revenues associated with the unbundled rates, and the operational expenses of the entities, for the purpose of credit rating agency analysis and review. To the extent necessary, and insofar as practicable, the Company will adjust the capital structures of the entities so as to achieve its ratings targets.

31. With respect to the obligations of the Company other than taxable debt, such as tax exempt financing and preferred stock, it is the intent of the Company to effect the transfer of these, or replacement obligations, to Dominion Generation, either by assumption or issuance of refunding obligations as part of the overall reallocation of debt obligations. The proceeds from any new issuances would be used to rebalance debt loads by paying down obligations of Dominion Virginia Power, including any required call premiums.

32. If the Company is unable to proceed as outlined in paragraphs 26-31, a restructuring resulting in a legal separation of transmission and distribution from generation may have to be effected by transferring the transmission and distribution assets out of Virginia Power, rather than the generation assets. In that case, which would involve a revision of the Plan, including shifting incumbent utility status to a new entity created to hold the transmission and distribution businesses and away from the generation business, a subsequent exchange offering would be made with the goal of achieving ratings objectives similar to those outlined in paragraph 26.

33. Under any circumstances, it is the intent of the Company to achieve the extinguishment of the debt outstanding under the mortgage bond indenture as soon as possible, through maturities, normal call provisions, tenders, or other such undertakings. Refinancing of these obligations would be done under new financing arrangements appropriate to each business.

34. Costs associated with the financing related aspects of the Plan are of two general types, advisory and execution. Advisory costs include those of an overall financial advisor to the Company on all the financial implications related to the Plan, such as investor reaction, maintenance of financial flexibility, appropriate market execution strategy, and credit rating agency advice. The Company also will need to engage outside experts to perform independent analysis for purposes of rating agency evaluations of the credit quality of both Dominion Generation and Dominion Virginia Power. This analysis would typically involve engaging a market consultant and independent engineer, under the guidance of the overall financial consultant. The cost of this undertaking will depend upon the firm engaged, the timetable proposed, and the scope of the work that is necessary. The Company will provide information on these costs as it engages such advisors and commences the work outlined above. Execution costs will result to the extent that various market transactions become necessary to implement the Plan. These may include tenders, consents, issuance of new securities, and other related capital market transactions. The cost of such transactions typically include such items as legal fees, registration fees, underwriting fees, tender or call premiums, solicitation costs, defeasance premiums, and other fees associated with the issuance of securities. Such costs and fees will be at levels that are usual and customary for such transactions and will depend on market conditions at the time of any such transaction. All such fees and costs will be allocated between Dominion Virginia Power and Dominion Generation as provided in paragraph 25.

35. At this time, the Company seeks approval, in principle, to engage in exchange offerings and debt assumption agreements to the extent necessary to achieve, as closely as possible, the ratings objectives as outlined above. The Company will request approval, pursuant to Chapter 3, sections 56-55 to -75 of Title 56 of the Code of Virginia, for the various proposed intercompany and restructured financing arrangements following approval of the Plan.

Accounting

36. The Plan also necessitates the unbundling of Virginia Power's balance sheet. To unbundle Virginia Power's balance sheet into its functional businesses, the December 31, 1999, trial balances for Virginia Power and each of its legal subsidiaries, as maintained in the Company's SAP accounting system, were reviewed. As explained in paragraph 19, SAP represents the Company's official books of account for internal and external financial reporting purposes.

37. With the exception of any debt and equity accounts, the recorded 1999 account balances were either specifically attributed to or allocated amongst the transmission and distribution business (Dominion Virginia Power), the generation business (Dominion Generation), and Dominion Resources Services, Inc. Allocations to Dominion Resources Services were necessary due to its inclusion in the accounts of Virginia Power at December 31, 1999. Further, VPS Communications, Inc. (VPSC) was excluded from the analysis because Virginia Power transferred its ownership interests in VPSC to Dominion Resources in the year 2000.

38. The Company code identifier in the SAP trial balance was the primary indicator of the appropriate functional area to which recorded account balances were attributable. The following SAP company codes were characterized as generation business-related, based on the nature of their related activities:

Company/Division Name	Company Code

VP Fuel Corporation	3000
The Wholesale Power Group (a division of Virginia Power)	4100
VP Services, Inc.	6000
VP Nuclear Services, Inc.	6100
VP Energy Marketing, Inc.	6200
VP Services Energy, Inc.	6300

39. For the Dominion Virginia Power company code (SAP company code 1000), additional indicators were used to determine the functional classification of recorded amounts. The strongest evidence of the functional character of an account was the account description and nature of its use. For instance, nuclear-related accounts such as nuclear fuel inventory, decommissioning trust balances, and prepaid nuclear insurance were assigned to the generation business as well as all fossil fuel inventories. To the extent the nature of an account did not provide a clear indication of its functional character, other codes used to track information in the SAP system (e.g., business areas, cost centers, plants) were reviewed. Finally, for accounts not readily attributable to a particular area of the business, assignment was based on a detailed account analysis or reasonable allocation factor.

40. More specifically, application of this unbundling methodology for major account categories is as follows:

    Virginia Power uses SAP's cost center and material "plant" functionality for purposes of tracking its fixed assets and materials and supplies inventory, respectively, at a business segment level. These designations also are relied upon for purposes of the balance sheet unbundling. Assets internally assigned at a corporate level were analyzed and allocated to the functional area that derives the greatest benefit from the assets' use. For example, general office equipment located at the Innsbrook facility was assigned to Dominion Generation, and telecommunications inventory maintained at the Lakeridge facility was assigned to Dominion Virginia Power.
    To allocate the accumulated deferred taxes that are recorded at a corporate level, two approaches were used. First, the deferred taxes that related to fixed assets were allocated based on the functional identification of such balances in the Company's tax department records. Second, the remaining deferred tax balances were then allocated based on the assignment of the underlying account balances. The transfer of assets and liabilities from Virginia Power to Dominion Generation should have no impact on current tax balances, assuming the transfer qualifies as a tax-free spin-off for Internal Revenue Service purposes.
    All non-generation regulatory assets and regulatory liabilities were assigned to Dominion Virginia Power. This treatment is in accordance with Emerging Issues Task Force Issue No. 97-4, Deregulation of the Pricing of Electricity--Issues Related to the Application of FASB Statement No. 71 and 101. This accounting guidance provides that in a deregulated market, regulatory assets and liabilities should reside in the portion of the business that receives or pays the related cash flows. It is appropriate to assign regulatory items to Dominion Virginia Power because Dominion Virginia Power has the obligation to serve the tariff customers and the Company will continue to be regulated. The combination of the capped rates and "wires charge" that will be collected from customers by Dominion Virginia Power on behalf of Dominion Generation includes a component for the recovery of generation-related regulatory assets and liabilities. Consequently, the amortization associated with the generation-related regulatory balances will be transferred from the books of Dominion Virginia Power to the books of Dominion Generation through inter-company accounting entries.
    Dominion Virginia Power has a public service obligation to tariff customers and service to such customers will include customer service activities on an ongoing basis. To recognize the component of the customer receivables related to the generation business, an account payable is established on Dominion Virginia Power's balance sheet with a corresponding receivable on the balance sheet of Dominion Generation. The receivables were assigned 75 percent to Dominion Generation and 25 percent to Dominion Virginia Power, consistent with the revenue allocation factor used internally to functionalize revenues.
    Cash was allocated first to Dominion Resources Services in an amount necessary to fund the net liabilities identified for transfer to the service company. The remaining cash was allocated 75 percent to Dominion Generation and 25 percent to Dominion Virginia Power based on the revenue allocation factor referred to above.
    Accounts payable are identifiable by business area within SAP and were allocated based on that information.
    Payroll-related liability accounts were allocated to Dominion Generation and Dominion Virginia Power based on the assignment of employees to each functional area in the SAP system. Other benefit-related accounts were allocated based on the relative headcount percentage of each business to the Company as a whole. This headcount-based allocation methodology is consistent with Virginia Power's historical allocation of benefit costs to its business segments.
    Debt, equity, and related accounts, including accruals, are to be allocated to Dominion Generation and Dominion Virginia Power based on anticipated capitalization ratios for merchant generation operations and utility operations. These ratios are subject to change based on final capitalization of Dominion Generation and Dominion Virginia Power as outlined in paragraphs 26-35.
    A list of the proposed assets for transfer, by FERC accounts, as of December 31, 1999, is contained in Appendix C. The unbundled balance sheets as of December 31, 1999, will differ from the unbundled balance sheets on the date unbundling becomes effective. The differences will be attributable to a number of factors including changes in the recorded account balances due to the passage of time, changes in the functionally unbundled rates used to allocate certain accounts (e.g., customer accounts receivable), the final capitalization of the respective entities, and any changes in assumptions.
    The proposed system of accounts for Dominion Generation has not been developed. The system of accounts will be provided after it is prepared.

Nuclear Decommissioning Funding Plan

41. Virginia Power operates the Surry and North Anna nuclear power stations. The two stations, which are licensed by the NRC, consist of four nuclear-powered generating units. Under current law, Virginia Power must decontaminate or remove radioactive contaminants so that the nuclear units no longer require NRC oversight when they cease operations. This phase of a nuclear power plant's life cycle is termed "decommissioning." Virginia Power currently collects from ratepayers an amount which, when combined with investment earnings, will be used to cover decommissioning costs. Such amounts are deposited into external trusts through which the funds are invested.

42. When Virginia Power is unbundled into its generation and transmission and distribution components, the nuclear units will be assets of Dominion Generation. Accordingly, the nuclear decommissioning obligation will be an obligation of Dominion Generation and the investments in the external trusts will be assets of Dominion Generation. The Company proposes, however, that Dominion Virginia Power collect funds for decommissioning from ratepayers. For customers receiving service from a competitive service provider, these funds will be collected until July 1, 2007, through the distribution component of the unbundled capped rates for retail electric service at the level presently being collected in capped rates in accordance with section 56-582(E) of the Virginia Code. For customers receiving bundled service, such funds will be recovered through bundled capped rates.

43. Federal tax law and the regulations of the NRC encourage the arrangement set forth in paragraph 42. Under current federal income tax law, deposits into certain qualified nuclear decommissioning trust funds (Qualified Funds) are currently deductible for income tax purposes. For payments to Qualified Funds to be currently deductible, the nuclear decommissioning funds must be collected from ratepayers and must be contributed into the Qualified Funds by the legal entity that owns the nuclear power plants. Further, under current NRC regulations, a nuclear plant licensee must provide reasonable financial assurance for the decommissioning of its plants. 10 C.F.R. section 50.75 (2000). Upon functional separation, Dominion Generation would be the licensee and the legal entity that will make payments to the Qualified Funds. Dominion Virginia Power, however, will collect the decommissioning funds from ratepayers, thereby allowing Dominion Generation to provide financial assurance through an external trust fund in accordance with the NRC regulations.

44. As part of the Plan, a mechanism must be established to properly match the funds collected for decommissioning with the decommissioning obligation and to ensure continuing deductibility of payments to Qualified Funds. To that end, the transfer of decommissioning funds collected on behalf of Dominion Generation will be covered by an Agent Agreement between Dominion Virginia Power and Dominion Generation. (A form of the Agent Agreement between Dominion Virginia Power and Dominion Generation is contained in Appendix D.) The amounts collected by Dominion Virginia Power from ratepayers for nuclear decommissioning will be those amounts previously approved by the Commission, the North Carolina Utilities Commission, FERC, and by contract for non-jurisdictional customers. Under this arrangement, Dominion Virginia Power will separately identify and transfer to Dominion Generation all revenues collected which are associated with the decommissioning of Dominion Generation's North Anna and Surry units. Dominion Generation will then promptly deposit the amounts into the nuclear decommissioning trusts. Virginia Power must obtain specific findings from the Commission concerning this arrangement, in order to ensure that the revenue recognition and transfer of decommissioning funds in this manner will continue to meet NRC requirements and be deductible for income tax purposes. The requested findings are specified in the Requested Approvals section of this Application.

45. The proposed Nuclear Decommissioning Funding Plan is in the public interest because it will: (i) assure full funding of Virginia Power's nuclear decommissioning obligation, and (ii) ensure that the funding required by the NRC is available to decommission the nuclear plants in such a way that the health and safety of the Commonwealth's citizens are adequately protected. In its Phase II filing, the cost of service study presented by the Company will specify the level to be included in distribution rates attributable to nuclear decommissioning funding. As noted in paragraph 42, the amount recovered through the distribution component of unbundled capped rates and the amount recovered through bundled rates for customers that do not switch suppliers will equal the annual amount presently being collected in capped rates.

46. At this time, the Company seeks approval of the funding plan, including the findings necessary to ensure continued deductibility of payments to the decommissioning trust funds. The Company will request approval of the Agent Agreement, pursuant to Chapter 4, sections 56-76 to 87 of Title 56 of the Code of Virginia, upon approval of the Plan.

Wires Charges

47. Pursuant to section 56-583 of the Code of Virginia, Virginia Power customers whose generation service is provided by a competitive service provider during the transition period will pay a wires charge based on the formula set forth in section 56-583. Dominion Virginia Power will book all revenues earned from customers according to its applicable rate schedules. If such rate schedules include wires charges, then such amounts will be recognized as revenue. Subsequent to the month such wires charge revenue is earned, Dominion Virginia Power will pass through such revenue to its affiliate, Dominion Generation, in accordance with the terms specified in the PPA. At such time, the wires charge revenue booked for the particular month will be cleared from Dominion Virginia Power's books. The amount of wires charge revenue passed through to Dominion Generation and cleared from Dominion Virginia Power's books will equal the amount of wires charge revenue earned according to Dominion Virginia Power's approved rate schedules.

Fuel Costs Recovery

48. Section 56-582(B) of the Code of Virginia authorizes the Commission to adjust a utility's capped rates in connection with the utility's recovery of fuel costs pursuant to section 56-249.6. In addition, section 56-582(B) states:

[N]otwithstanding the provisions of section 56-249.6., the Commission may authorize tariffs that include incentives designed to encourage an incumbent electric utility to reduce its fuel costs by permitting retention of a portion of cost savings resulting from fuel cost reductions or by other methods determined by the Commission to be fair and reasonable to the utility and its customers.

49. Accordingly, for use on and after January 1, 2002, the Company is proposing a methodology that will develop a "calculated fuel factor," based on forecasted generation by fuel types as well as the use of projected fuel price indices. This new methodology is proposed to replace the current methodology which tracks actual fuel costs and actual fuel recoveries using current period and prior period fuel factors. The Company's proposal also provides for a true-up, whereby a historical fuel price index would be compared to the projected index, to reduce the risks inherent in the use of forecasted fuel prices. The true-up mechanism will provide for a "calculated balance" (either an over- or under-recovery) that will be brought forward to the following fuel year.

50. The Company's proposed fuel factor methodology involves the calculation of an index and the application of such index to the 2001 fuel factor to determine the fuel factor for the years 2002-2007. This proposed method will be based upon, and consistent with, the assumptions, inputs, and outputs from the 2001 fuel factor application, which will be filed by November 20, 2000. At that time, the Company will supplement this application with information that will be used to determine the billing factors and the specific indices to be used for 2002-2007.

Current Fuel Factor Methodology

51. The current fuel factor methodology allows for a dollar for dollar recovery of fuel expenses to serve native load. It begins with the forecast of native load and off-system energy sales for a given 12-month period. Against this load forecast, the Company uses a production cost model (PROMOD) that economically dispatches the Company's generation resources to serve the forecasted load and energy. Many inputs and assumptions are used in this modeling process, including the price for fuel for each type of generator (e.g., nuclear, coal, oil, etc.), heat rates for each generator, and maintenance/outage schedules. The PROMOD output includes the estimated fuel costs by month and the energy generated by each resource. Fuel revenues associated with off-system sales are credited back to system fuel expenses in order to eliminate the effect of the incremental fuel expense associated with off-system sales. Costs and/or credits for other items such as nuclear interim storage, decontamination and decommissioning expense allocated to North Anna and Surry and 50% of the margins for off-system sales are added to/subtracted from the expenses from the PROMOD run. The estimated monthly system fuel costs are allocated to the respective jurisdictions by the use of an allocation factor that is the ratio of the forecasted monthly jurisdictional sales to the forecasted monthly system sales, both grossed up to production level. The forecasted annual allocated fuel expense for the Virginia jurisdiction is divided by the forecasted annual jurisdictional sales to arrive at a Current Period Factor, for use in billing jurisdictional customers for the applicable 12-month fuel factor period.

52. To the extent the Current Period Factor either under- or over-collects revenues compared to actual fuel expenses allocated to the jurisdiction, a true-up mechanism is provided to recover or refund, as appropriate, the end-of-period balance during the course of the next 12-month fuel factor period. This balance is used to develop a Prior Period Factor and is calculated based on the balance divided by the forecasted jurisdictional annual sales. The sum of the Current Period and Prior Period Factors provide the Total Fuel Factor for the applicable 12-month period. (Any under- or over-recovery associated with the Prior Period Factor at the end of a particular 12-month period is also trued-up by adding any Prior Period balance to the Current Period balance for use in developing the successive Prior Period Factor.)

53. The current fuel factor methodology requires the use of actual fuel expenses associated with the generation of electricity to serve the native load customers. However, upon deregulation, Dominion Generation will generally not make such costs public. In fact, such information will be considered proprietary. In addition, there will be incentives for Dominion Generation to serve all its customers' load using the most economic resources available, including its previously regulated and any previously unregulated generation resources. Further, the separate tracking of fuel costs associated with providing native load customers with bundled service and fuel costs associated with providing "competitive" or non-native load customers with only generation service will become increasingly more complex and difficult, if not impossible.

54. The Company will continue the current fuel factor methodology through December 31, 2001. After that date, traditional deferral accounting will cease. The Company proposes to amortize the estimated deferral balance (over-or under-recovery) as of December 31, 2001, over the course of the next year, 2002, using projected sales to develop a one-time Deferral Recovery (Refund) Factor that will not be trued-up.

Proposed Fuel Factor Methodology

55. Virginia Power's proposed methodology is, in many ways, similar to the current fuel factor method but does not guarantee a dollar-for-dollar recovery of "actual" fuel expenses. Both methods make use of PROMOD to calculate a projected fuel factor that is intended to recover estimated fuel expenses for the applicable fuel year. The principal difference between the current method and the proposed method is that under the proposed method, fuel prices developed using an index will be applied to a preset forecasted generation mix as opposed to actual fuel prices being applied to an actual mix. The proposed method will use PROMOD to economically dispatch generation resources to serve the forecasted load and energy during the period 2002-2007. For each year (and the partial year of January-June 2007), PROMOD will produce an estimate of the generation output, as well as the heat rates, for each fuel type. The fuel types are nuclear, coal, oil, combined cycle-natural gas, combined cycle-oil, combustion turbine-natural gas, combustion turbine-oil, conventional hydro, NUGs, and market purchases. The Company's proposed method will use the 2001 PROMOD case that is being developed (under the current methodology) for the 2001 fuel factor case to estimate annual generation output and composite heat rates for each fuel type for each year of 2002-2007. The resulting annual generation outputs and heat rates by fuel type will be "fixed," by year, for this time period. For each year of 2002-2007, the generation output, or "generation mix," will be used with the respective heat rates in the development of the current year's fuel factor. The fuel factor calculation will be made just prior to the applicable fuel year by applying a projected fuel price index (using 2001 fuel prices as the basis) to that year's generation mix and heat rates. The result of such calculation would be an annual "calculated fuel factor." The Company proposes to make such calculation for filing with the Commission by November 15 of each year.

56. Certain costs (and/or credits), including costs associated with interim storage of nuclear fuel and decontamination and decommissioning expenses are eligible to be included in the traditional fuel factor, but are not included in PROMOD. The Company, therefore, proposes that the calculated fuel factor for a given year be increased by the ratio of the 2001 fuel factor, which includes these additional expenses, to the 2001 calculated fuel factor from PROMOD. The resulting value would be the applicable year's current year projected factor. This current year projected factor will be used for billing during the applicable fuel year, but will not be compared to "actual" fuel expenses. There will be a true-up that will compare the projected fuel price index to an actual or historical fuel price index. This will minimize any risks associated with the use of forecasted fuel prices. The comparison of a projected index to a historical fuel price index will provide for a "calculated over- or under-recovery balance," representing an over- or under-recovery of fuel expenses resulting from the differential between the projected and historical indices of fuel prices. A prior year modification factor will be calculated by dividing the calculated balance by projected sales to refund or recover the calculated end-of-period balance. The sum of the current year projected factor and the prior year modification factor will be the total fuel factor to be used in billing.

57. Dominion Virginia Power will determine and collect the fuel factor during the capped rate period. Generation-related revenues, including fuel revenues, will be transferred to Dominion Generation, as set forth in the PPA. Dominion Virginia Power will reserve the right to petition the Commission for an adjustment in the total fuel factor in the event of a significant and unanticipated outage at the North Anna or Surry Nuclear stations. At such time, Dominion Virginia Power will bear the burden of proving the impact of any such outage.

Summary of Proposed Fuel Factor Methodology

58. Estimated annual generation mixes and heat rates for each year of 2002-2007 will be produced by the PROMOD case that is being developed for the Company's 2001 fuel case. These mixes and heat rates will be "fixed" for the 2002-2007 time period. Prior to each year of 2002-2007, a projected fuel price index will be determined and applied to the aforementioned fixed generation mixes and heat rates to develop the applicable year's calculated fuel factor. The calculated fuel factor will be increased by the ratio of the traditional fuel case's 2001 fuel factor to the 2001 calculated fuel factor. The resulting current year projected factor will then be used for billing during the course of the fuel year. After September 30 of the current year, a historical fuel price index will be determined using actual fuel prices. The application of the historical fuel price index to the fixed generation mixes and heat rates will result in a calculated over- or under-recovery balance. This calculated balance will be used to develop a prior year modification factor that will be used to refund or recover the end-of-period balance in the following fuel year.

Power Purchase Agreement

59. Dominion Virginia Power will retain all obligations of an incumbent electric utility as provided in the Act. Such obligations include the provision of generation service to all retail customers in Virginia Power's service territory that are served under capped rates pursuant to section 56-582 of the Code of Virginia, and those assigned to Dominion Virginia Power for any portion of default service, if Dominion Virginia Power is named a provider of default service in accordance with section 56-585 of the Code of Virginia.

60. Although Dominion Virginia Power would not own any generating assets, it would be required, pursuant to the Act, to ensure that adequate capacity and energy is available to meet its capped rate service and any default supply obligations established under the Act and in compliance with all other state and federal regulations. To accomplish these objectives following implementation of the Plan, a PPA will be established between Dominion Virginia Power and Dominion Generation. The PPA, a form of which is contained in Appendix E, satisfies both the letter and the intent of the Act. The PPA guarantees a source of generation service to Virginia retail customers who do not switch to a competitive service provider when given the opportunity to do so, or who do switch and then voluntarily or involuntarily return to regulated utility service. Accordingly, the PPA will ensure the reliability of electric service to Dominion Virginia Power's customers.

61. In addition to Dominion Virginia Power's retail customers, Dominion Generation will provide energy and capacity, pursuant to the PPA, for the Company's North Carolina retail customers and for wholesale customers having existing generation supply contracts with Virginia Power. Incorporating these native loads into the PPA will assure that all of the Company's existing statutory and contractual generation supply obligations are met when the generation and delivery functions are legally separated.

62. The PPA will be in the form of a firm wholesale supply contract similar to those commonly used throughout the industry to serve cooperatives, municipalities, and other wholesale customers. With the transfer of the generation assets owned by Virginia Power into Dominion Generation, Dominion Generation will become Dominion Virginia Power's wholesale supplier to ensure Dominion Virginia Power's ability to meet its capped rate responsibility and any default obligation assigned under the Act.

63. The proposed arrangement is consistent with section 56-590(B)(3) of the Act, which requires that

[t]he incumbent electric utility's generation assets or their equivalent remain available for electric service during the capped rate period as provided in section 56-582 and, if applicable, during any period the incumbent electric utility serves as a default provider as provided for in section 56-585.

64. The Plan ensures compliance with the "or their equivalent" language in section 56-590(B) through the establishment of a contract (the PPA) for the availability of firm generation service. The "or their equivalent" provision also allows any assigned default service obligation after the end of capped rate service period to be met in a variety of ways that may not in all cases require or involve Dominion Generation's current generating assets. For example, if Dominion Virginia Power is required to provide default service after the end of the capped rate service period, it may choose to outsource a portion of the generation supply obligation to third parties, if that is the most effective means. Accordingly, at the end of the capped rate service period, the PPA will not operate as a full requirements contract but as a residual requirements contract for the power needed by Dominion Virginia Power net of any other supply arrangements it may pursue.

65. Key provisions of the PPA relating to Virginia retail customers are as follows:

    Definitions: Article I defines certain key words and terms that are needed to establish the relationships and responsibilities of each party under the PPA. Notably, where appropriate and applicable, definitions have been taken from the Act and from the Interim Rules Governing Electric and Natural Gas Retail Access Pilot Programs, 20 VAC 5-311-10 to -60, established by the Commission in Case No. PUE980812, Commonwealth of Virginia ex rel. State Corporation Commission, Ex Parte: In the matter of establishing interim rules for retail access pilot programs, with slight modifications as necessary, to fit the context of the PPA. Importantly, the definition of Capped Rate Customers provides that the rates for service provided to Capped Rate Customers and default service customers of Dominion Virginia Power (if any) will be the same for the period January 1, 2002, until capped rates end (identified in the Act as July 1, 2007, or sooner if markets are deemed effectively competitive). In other words, Capped Rate Service Customers (including customers taking default service if Dominion Virginia Power is required to provide such service) will be billed at the capped rate from January 1, 2002, until July 1, 2007 (unless sooner ended pursuant to the Act). The Commission has already accepted such an approach in the Delmarva Power and Light Co. and Allegheny Power functional separation proceedings. See In re Delmarva Power & Light Co., For approval of a Plan for Functional Separation of Generation Pursuant to the Virginia Electric Utility Restructuring Act, Case No. PUE000086, and In re The Potomac Edison Company d/b/a Allegheny Power, For approval of a functional separation plan, Case No. PUE000280.
    Term and Service Obligations: Articles II and III set forth the term and service obligations under the PPA. Dominion Generation will provide Dominion Virginia Power with firm capacity and energy needed to serve capped rate and default service customers. The effective date of the contract will be January 1, 2002, when generation is deregulated in the Commonwealth and customer choice begins to be phased-in, as required by section 56-577 of the Code of Virginia. The PPA will continue until such time as Dominion Virginia Power is no longer required to provide default service under section 56-585. The provision of capped rate service will terminate on or before July 1, 2007, as required by section 56-582. In addition, the obligations established by the PPA will be subject to compliance with applicable Virginia regulatory and legislative requirements.
    Points of Delivery/Transmission: For purposes of the PPA, the delivery point is defined as the retail customer's meter. Specifically, Article IV establishes that electric energy provided by Dominion Generation to Dominion Virginia Power under the PPA will be delivered to the retail customer's meter, and title and risk of loss of the generation supply will transfer at the retail customer's meter. This approach aligns with the structure of unbundled rates described in this application and facilitates administration of the PPA by establishing a point of delivery consistent with the responsibility for electrical losses. Article IV also establishes that under the PPA, Dominion Generation will act as Dominion Virginia Power's transmission agent. As such, Dominion Generation will be responsible for obtaining network transmission service from the relevant Regional Transmission Organization (RTO) for the delivery of generation supply to all Virginia and North Carolina retail customers served under the contract, as well as for the wholesale customers whose contracts are served under the PPA, under rules established by the RTO for all transmission customers. In addition, Dominion Generation will be responsible for securing any ancillary services for customer loads served under the PPA, as required by the RTO's open access transmission tariff approved by the FERC. Administration of transmission revenues related to service under the PPA will be in accordance with provisions of the applicable RTO open access transmission tariff on file with the FERC.
    Compensation: As was noted in the discussion of its "Definitions," the PPA establishes that both capped rate and any default service customers served by Dominion Virginia Power under sections 56-582 and -585 of the Code of Virginia, respectively, will be charged the capped rate, at least until January 1, 2004, at which time the capped rate could be eliminated pursuant to the Act. Article V of the PPA defines the methodology that will be used to compensate Dominion Generation for the generation service it provides to Dominion Virginia Power to meet its capped rate and default service obligations (if any) through the end of the capped rate service period. Dominion Generation will be paid the total rate revenue earned by Dominion Virginia Power less that portion of the total rate revenue earned by Dominion Virginia Power associated with the charges for transmission and distribution service.

    The PPA establishes a different pricing mechanism beginning as early as January 1, 2004, and as late as July 1, 2007, because capped rates may be eliminated during this period if an effectively competitive market exists. Thereafter, Dominion Generation will still remain as an available generation service provider to Dominion Virginia Power to meet its default service obligations, if any, under section 56-585, but Dominion Generation will be compensated at rates consistent with prevailing market prices for service provided to Dominion Virginia Power necessary for it to meet any assigned default service role for customers who still need a transitional safety net. Dominion Virginia Power's rates for default service would be subject to Commission review to ensure they are fairly compensatory and reflect prudently procured energy costs.

    The Act also provides for the recovery of wires charges from customers during the transition period to compensate an incumbent electric utility whose capped, unbundled rates for generation exceed the projected market price for generation as determined by the Commission. Accordingly, the PPA will serve as the mechanism under which Dominion Virginia Power will pass through wires charge revenues earned according to applicable rate schedules to its affiliate, Dominion Generation.

    Supply of Data: Article VI of the PPA addresses the provision of data necessary to support the PPA. It is envisioned that administration of the PPA will in many respects require processes, procedures, and systems that are ancillary to those being developed and implemented to support the implementation of customer choice. Under the terms of the PPA, each party will provide the other party with such information as is necessary to perform its obligations under the PPA and as permitted under applicable codes of conduct. This will include operational and transactional data needed by Dominion Generation to fulfill its contractual supply obligations and data required by Dominion Virginia Power to satisfy its regulatory reporting requirements. The provision of any market information shall be in accordance with any disclosure limitations or requirements imposed by applicable state and federal laws and regulations.
    Operational Control and Reliability: Articles VII and VIII address operational control and reliability issues under the terms of the PPA. Use of standardized reliability guidelines and procedures will be followed to ensure a smooth transition to competitive markets. All deliveries of energy will therefore be made in accordance with reliability requirements of the applicable RTO, the North American Electric Reliability Council, FERC, and the Commission. In addition, all generation units in the Dominion Virginia Power service territory owned by or under contract to Dominion Generation will be operated in accordance with the RTO Generation Interconnection and Operating Agreement.

To assure that the operation of supply and demand resources is properly coordinated, under the PPA, Dominion Generation will assume operational control of Virginia Power's load management, curtailable loads, and other such contracted supply resources. While not specifically described in the PPA, Dominion Virginia Power and/or the RTO will retain control over emergency Load Curtailment Plan development and implementation.

7. Administration: Article IX reiterates that Dominion Virginia Power will be collecting payments from customers for capped rate or default service under the PPA and will, in turn, be providing payment in a timely manner to Dominion Generation for the portion of revenues earned for generation services provided. Precise payment terms are not specified. Instead, the PPA states that payments shall be as soon as practicable. The parties will develop an internal company procedure to accommodate the cash transfer in such a way that administration and cost are minimized. Both Dominion Generation and Dominion Virginia Power will keep complete and accurate records supporting each payment transaction for a period of two years from the date of each payment. In keeping with the "arms-length" nature of the PPA, each party will have the right, upon five days notice, to examine and inspect all records for the purpose of ascertaining the accuracy of any payments made under the PPA.

8. Indemnification and Force Majeure: The PPA also includes typical contract language in Article X regarding each party's indemnification of the other from any claims or damages, to the extent caused by a breach of the PPA, or an action of gross negligence or willful misconduct. Neither party will be liable to the other party for any damage or loss resulting from failure of service caused by (i) compliance with RTO procedures, (ii) Force Majeure, (iii) emergency conditions, and/or (iv) inspections, adjustments, changes, or repairs when such change would endanger persons or property.

Cost of Service Studies and Unbundled Tariffs (Phase II)

66. In Phase II, the Company will file cost of service studies based on the 12 months ended December 31, 1999, based on separating the total Company (System) electric operations into four (4) jurisdictions (Virginia jurisdiction, Virginia non-jurisdiction, FERC jurisdiction, and North Carolina jurisdiction). This is the method used to establish the Company's current capped rates and unbundled retail access pilot rates on file with and approved by the Commission. The Commission has historically used this method to establish electric utility rates for Virginia Power.

67. A cost of service study reflecting total company and total Virginia operations and separating the total Virginia operations into Virginia jurisdictional and Virginia non-jurisdictional operations based on an average and excess allocation methodology will produce a Virginia jurisdictional cost of service that will be different than a Virginia jurisdictional cost of service study determined by separating the total company into four (4) jurisdictions. The reason for this is due to the use of the jurisdiction's load factor, coincident peak demand, and non-coincident peak demand in the calculation of the average and excess production demand allocation factors.

68. Virginia Power also will file unbundled tariffs, rates, and terms and conditions in Phase II. The unbundled rates will be based on the 12 months ended December 31, 1999, class functionalized cost of service studies that are consistent with balance sheet assets presented in Phase I as adjusted for ratemaking purposes, and will reflect the Company's March 1, 1999, capped base rates. The wires charges to be included in the unbundled rates will be calculated just prior to January 1, 2002, to reflect (at a minimum) changes in the 2002 fuel factor as well as market prices for generation as approved by the Commission for service on and after January 1, 2002. The wires charges will be subject to adjustment thereafter, until July 1, 2007, in accordance with sections 56-582 and 56-583 of the Act.

69. Because the Act allows Virginia retail customers to switch to a competitive supplier starting as early as January 1, 2002, and to return to the "safe haven" of an incumbent utility's capped rate, the Company is exposed to significant generation supply risks during the transition period. When the Company files its unbundled tariffs in Phase II, it will propose minimum-stay provisions in the applicability clauses of the tariffs applicable to each class as a means of partially mitigating this risk. Such measures have been approved recently by state commissions in several other jurisdictions to prevent suppliers from inappropriately "gaming" the market and shifting risks to the utilities who operate under capped rates.

70. Prior to January 1, 2002, the Company will update and/or add any new terms and conditions and charges to the present Project Current Choice (Pilot) terms and conditions that might be needed for full retail open access. Any changes or modifications in the Pilot terms and conditions and/or new charges will be based on the Company's experience in the Pilot and the collection of more detailed cost data during the Pilot.

Relations Between Affiliated Functionally Separated Entities

71. The Plan complies with 20 VAC 5-202-30. As previously explained, it provides for the legal separation of Virginia Power's generation and distribution and transmission businesses. It also provides for the separation of employees involved in those businesses as well as accounting records between the two within the Company's existing SAP accounting system. Such separation of employees and accounts will prevent cost shifting and cross-subsidies between Dominion Generation and Dominion Virginia Power. Such separation of records also satisfies the regulatory requirement that the local distribution company and the affiliated generation company maintain separate records and accounts.

72. Further, the proposed PPA between Dominion Virginia Power and Dominion Generation adequately addresses any concerns of anti-competitive behavior or self-dealing in the supply of wholesale generation services. The PPA will serve to guarantee Virginia Power's obligation to serve retail customers in its service territory and also is subject to the approval of the Commission pursuant to the Affiliates Act. This provides for Commission oversight of the provisions of the PPA.

73. Pursuant to 20 VAC 5-202-30(B)(4), the Company also will implement the internal controls set forth in Appendix B to ensure that Dominion Virginia Power does not supply information that would unduly advantage Dominion Generation in violation of 20 VAC 5-202-30(B)(5)(b).

74. In addition, 20 VAC 5-202-30(B)(5)(b) and the Affiliates Act require the Company to make certain annual compliance filings. Such filings would include information regarding compensation for services between the affiliates and the types of services provided by the affiliates. The Commission, thus, will be able to monitor any transaction (and the pricing for such transactions) through such filings.

Approval of the Plan is in the Public Interest

75. The Plan is in the public interest because it fulfills the requirements of the Act and is a major step in the implementation of customer choice in Virginia. Section 56-590 requires the functional separation of the generation and transmission and distribution assets and operations of Virginia incumbent electric utilities. The Plan provides for functional separation by transferring all generation assets and operations of Virginia Power into Dominion Generation, with the transmission and distribution related assets and operations remaining with Dominion Virginia Power. Dominion Virginia Power would be the incumbent electric utility under the Act. Further, under section 56-590(B)(3), the Commission may require that a utility's generation assets "or their equivalent" remain available for electric service during the capped rate period and, if applicable, during any period the incumbent electric utility serves as a default provider. The Plan satisfies this requirement with Dominion Virginia Power's commitment to acquire, through the PPA, sufficient capacity and energy to serve its remaining native load. During the capped rate period, generation service will be provided to Dominion Virginia Power customers receiving capped rate service (or default service) at the unbundled capped generation rates, consistent with the Act and the PPA. Upon expiration of the capped rate period, any power purchases by Dominion Virginia Power from Dominion Generation under the PPA for service to its Virginia customers will be at the prevailing market prices which will be passed through to customers. Dominion Virginia Power's retail prices will be subject to Commission review to ensure consistency with prevailing market prices at the time power is purchased from Dominion Generation.

76. The Plan, including the transfer of Virginia Power's generation assets, will have no adverse effect on generation, transmission and distribution reliability, safety, and service to customers. The generation, transmission and distribution assets will continue to be operated by the same personnel and according to the same standards that have, in the past, allowed Virginia Power to achieve high safety and reliability standards. The generation standards will be established by an RTO Generation Interconnection and Operating Agreement, and NRC requirements. The transmission standards are established by an RTO agreement, the guidelines of the North America Electric Reliability Council and FERC, while distribution standards are determined by Commission guidelines. In addition, as agreed to in the Stipulation of Case No. PUE960296, Commonwealth of Virginia, ex rel. State Corporation Commission, Ex Parte: Investigation of Electric Utility Industry Restructuring-Virginia Electric and Power Company, Virginia Power will maintain reliability at levels no less than the overall levels it has achieved in the past decade and will file service reliability reports indicating its System Average Interruption Duration Index and the System Average Interruption Frequency Index. Pursuant to that Stipulation, meetings are to be held every six months to review these indices and other operational data to ensure that reliability standards are being maintained. In sum, Virginia Power's provision of adequate, reliable and safe service, at just and reasonable rates, will not be impaired or jeopardized by the Commission's approval of the Plan. The Plan, therefore, is in the public interest.

Waivers

77. The Company requests a waiver of the requirement to file cost of service studies reflecting total company and total Virginia operations and separating total Virginia operations into Virginia jurisdictional operations and Virginia non-jurisdictional operations. (See para. 66.) The Company also requests that it be allowed to further support its application, to the extent necessary, through updating data for its proposed fuel factor methodology as further information becomes available and by separately filing in Phase II a cost of service study, unbundled rates, and terms and conditions of service. The Company also requests waivers for the (a) proposed system of accounts for Dominion Generation, which has not yet been developed; (b) estimates of the costs to unbundle the Company; and (c) other matters, if any, which have not been filed.

Requested Approvals

Virginia Power respectfully requests that the Commission:

    Approve the Plan, including the transfer of the assets identified in Appendix C;
    Approve the Nuclear Decommissioning Funding Plan, including within its order a determination with respect to the collection of nuclear decommissioning funds as provided in the Plan as follows:

    The Commission requires that the decommissioning monies be collected through rates from Virginia customers by the transmission and distribution company (Dominion Virginia Power) as agent for Dominion Generation and be paid to Dominion Generation, the owner of the nuclear power plants, through July1, 2007. Dominion Generation will be required to promptly contribute such amounts to its nuclear decommissioning trust funds.

    Approve the proposed fuel costs recovery methodology and provide any required confidential treatment;
    Grant any other approvals necessary under sections 56-76 to -87, 56-88 to -92; 56-582(E) and 56-590(B) of the Code of Virginia;
    Include within its order approving the Plan the finding required by 15 U.S.C.A. section 79z-5a(c) (1997) that allowing the Virginia Power generating facilities to be eligible facilities (1) will benefit consumers, (2) is in the public interest, and (3) does not violate State law;
    Include within its order approving the Plan the determinations required by 15 U.S.C.A. section 79z-5a(c) (1997) with respect to the PPA between Dominion Generation and Virginia Power. Specifically, Virginia Power requests that the Commission include the following determination in its order:

(a) the Commission has sufficient regulatory authority, resources and access to books and records of Virginia Power and any relevant associate, affiliate or subsidiary company, to exercise its duties under 15 U.S.C.A. section 79z-5a(k)(2) (1997); and

(b) the PPA between Dominion Virginia Power and Dominion Generation:

(i) will benefit consumers;

(ii) does not violate any State law (including where applicable, least cost planning);

(iii) would not provide Dominion Generation any unfair competitive advantage by virtue of its affiliation or association with Dominion Virginia Power; and

      is in the public interest; and

7. Such other relief as is necessary to approve the Plan.

Respectfully submitted,

VIRGINIA ELECTRIC AND POWER COMPANY

By: /s/ Karen L. Bell

Pamela Walker

Karen L. Bell

Dominion Virginia Power

One James River Plaza

701 E. Cary Street, 14th Floor

Richmond, Virginia 23219

Edward L. Flippen

James C. Dimitri

Kodwo Ghartey-Tagoe

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219

James C. Roberts

Mays & Valentine, L.L.P.

1111 East Main Street, 23rd Floor

Richmond, Virginia 23219